The Income Fund of America

July 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,652,016
Class B	$12,848
Class C	$188,824
Class F1	$140,923
Class F2	$142,230
Total	$3,136,841
Class 529-A	$53,022
Class 529-B	$730
Class 529-C	$13,212
Class 529-E	$2,176
Class 529-F1	$2,101
Class R-1	$3,933
Class R-2	$18,272
Class R-2E	$1
Class R-3	$44,001
Class R-4	$43,909
Class R-5	$24,087
Class R-6	$113,968
Total	$319,412

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7890
Class B	$0.6102
Class C	$0.6176
Class F1	$0.7716
Class F2	$0.8278
Class 529-A	$0.7683
Class 529-B	$0.5830
Class 529-C	$0.6011
Class 529-E	$0.7154
Class 529-F1	$0.8182
Class R-1	$0.6141
Class R-2	$0.6206
Class R-2E	$0.7558
Class R-3	$0.7090
Class R-4	$0.7739
Class R-5	$0.8385
Class R-6	$0.8487

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,423,709
Class B	14,214
Class C	303,474
Class F1	195,667
Class F2	189,819
Total	4,126,883
Class 529-A	69,985
Class 529-B	923
Class 529-C	21,996
Class 529-E	3,032
Class 529-F1	2,716
Class R-1	6,551
Class R-2	28,387
Class R-2E	4
Class R-3	60,071
Class R-4	56,559
Class R-5	30,883
Class R-6	148,979
Total	430,086

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$21.31
Class B	$21.17
Class C	$21.06
Class F1	$21.26
Class F2	$21.30
Class 529-A	$21.27
Class 529-B	$21.23
Class 529-C	$21.18
Class 529-E	$21.21
Class 529-F1	$21.27
Class R-1	$21.18
Class R-2	$21.09
Class R-2E	$21.29
Class R-3	$21.23
Class R-4	$21.27
Class R-5	$21.31
Class R-6	$21.32